Vanguard Wellesley Income Fund
PART II-I.-5-(1) Diversification of Investment Portfolio
(Admiral Shares and Investor Shares)			(As of the end of January 2015)
Types of Assets	Name of Country	Total Market Value	Investment
		(USD)	Ratio(%)
	United States	12,210,537,288.09	29.77
Common Stocks	United Kingdom	1,081,725,541.94	2.64
	Canada	902,829,000.30	2.20
	Switzerland	238,462,102.41	0.58
	France	189,611,630.82	0.46
	Netherlands	150,091,860.10	0.37
	Sub-total	14,773,257,423.66	36.02
Bonds	United States	14,328,700,922.48	34.93
	United Kingdom	1,079,041,617.28	2.63
	France	580,248,636.03	1.41
	Canada	515,528,839.80	1.26
	Germany	407,858,162.40	0.99
	Switzerland	346,827,894.13	0.85
	Japan	298,304,441.74	0.73
	Netherlands	293,788,544.20	0.72
	Mexico	254,485,250.63	0.62
	Australia	198,577,890.90	0.48
	Norway	167,763,198.30	0.41
	Korea	110,927,372.65	0.27
	Sweden	59,146,620.00	0.14
	Hong Kong	58,464,122.20	0.14
	China	51,087,401.35	0.12
	Singapore	39,053,590.60	0.10
	Austria	17,070,040.00	0.04
	United Arab Emirates	10,757,000.00	0.03
	Sub-total	18,817,631,544.69	45.88
Mortgage/Asset Backed Bonds	United States	$6,175,643,070.81	15.06
Cash and Other Assets (After Deduction of Liabilities)		1,249,116,576.31	3.05
Total		41,015,648,615.47	100.00
(Net Asset Value)		(4,850,100 million yen)
Note 1: Total Net Asset Value for Investor Shares is: $ [12,558,919,428.17].
Note 2: Investment ratio is calculated by dividing each asset at its market value by the total Net Asset Value of the Fund.